EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS INCREASED 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 2, 2017:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2017.

President Hines reported that third quarter operating revenues of $12,692,000 increased $91,000 and net income of $3,931,000 increased $360,000 compared to the third quarter of 2016.  Earnings per share of $0.31 for the three-month period increased $0.04 compared to the same period last year.  Increased earnings resulted primarily from utilization of the Distribution System Improvement Charge (DSIC), lower taxes and an increased allowance for funds used during construction (AFUDC).  DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  AFUDC is the cost of debt and equity funds used to finance plant construction.

President Hines also reported that the first nine months operating revenues of $36,236,000 increased $537,000, and net income of $9,447,000 increased $543,000 compared to the first nine months of 2016.  Lower income taxes due to higher maintenance and repair deductions, increased AFUDC, and higher revenues due to recent acquisitions and the utilization of the DSIC were the main reasons for the increased income.  The increased income was partially offset by higher operations and maintenance expenses, depreciation and health insurance costs.  Earnings per share of $0.74 for the nine-month period increased $0.05 compared to the same period last year.

During the first nine months of 2017, the Company invested $20.6 million in construction expenditures for an additional raw water pumping station and force main, as well as various replacements and improvements to infrastructure including company-owned lead service lines.  In addition, the Company invested $472,000 in the acquisition of water and wastewater systems.  The Company estimates it will invest an additional $4.2 million in 2017, excluding acquisitions, for expansion and improvements to its pipes, completion of the additional pumping station and force main, and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2017	2016	2017	2016
Operating Revenues	$12,692	$12,601	$36,236	$35,699
Net Income	$3,931	$3,571	$9,447	$8,904
Average Number of Common Shares Outstanding	12,847	12,868	12,845	12,847
Basic and Diluted Earnings Per Common Share	$0.31	$0.27	$0.74	$0.69
Dividends Declared Per Common Share	$0.1602	$0.1555	$0.4806	$0.4665

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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